Exhibit 10.7


                                    AGREEMENT


                  This Agreement (this "Agreement") is entered into by and between Thomas T.S. Kaung ("Kaung") and Renaissance Cosmetics, Inc. (the "Company") as of this 1st day of December, 1997. Kaung and the Company are sometimes referred to herein individually as a "Party" and together as the "Parties."

                  For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be bound hereby, agree as follows:

                  1. Resignation from Employment; Payments from the Company. Kaung's resignation from his position with the Company shall be effective as of December 1, 1997 (the "Effective Date"). The Company shall pay Kaung his salary at his current base rate of pay through the Effective Date, in accordance with the Company's standard and customary payroll practices and subject to standard withholding and deductions for applicable taxes. Within 14 days after the Effective Date, Kaung shall receive payment for all accrued but unused vacation time, plus reimbursement for all properly documented business expenses remaining unreimbursed as of such date.

                  2. Continuation of Certain Benefits.

                  a. The Company, at its expense, shall continue to provide medical, dental and long term disability insurance coverage to Kaung until such time as Kaung reaches the age of 65, under the same programs available to all Company employees from time to time, and to the extent that such benefits continue to be made generally available to the Company's employees. Kaung's spouse and dependents shall be permitted to participate in such benefit programs to the extent, and in the same manner as, the spouses and dependents of the Company's employees are entitled to participate in such programs.

                  b. The Company shall provide Kaung with the continued use of the vehicle currently used by Kaung under the senior executive Company car program. The Company may, in its discretion, continue to lease the vehicle (at its expense) and purchase it at the end of the lease term, and transfer title to the vehicle to Kaung at the time of purchase. In addition, Kaung shall be entitled to retain the laptop computer currently in his possession for so long as he is providing consulting services to the Company pursuant to the Consulting Agreement of even date herewith.

                  c. All other Company-provided insurance, retirement or other benefit programs shall terminate as of the Effective Date.

                  3. Stock and Stock Options.

                  a. In consideration for the continuation of the benefits described in paragraph 2 above, and notwithstanding anything in the Company's First Amended and Restated Stock Option

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Plan and Kaung's Stock Option Agreement to the contrary, as of the Effective
Date, Kaung agrees to forfeit his rights to all of his stock options, including such portion of the stock options as have vested prior to the Effective Date, and all of his stock options shall terminate as of the Effective Date.

                  b. Notwithstanding anything in the Stockholder Agreement between the Company and Kaung to the contrary, the Company shall have the option to repurchase all or any portion of the 2,690 shares of Common Stock of the Company owned by Kaung at a price of $37.17 per share. The Company's option to repurchase such shares shall be assignable by the Company, in whole or in part, to anyone, in its discretion. The Company, or its assignee(s) shall exercise such option by giving written notice of its (their) intent to exercise to Kaung by not later than March 31, 1998 (the "Repurchase Notice"), setting forth the number of shares to be repurchased ("Repurchased Shares") and the closing date, which shall take place not longer than 30 days after the date of the Repurchase Notice, or as otherwise agreed to by Kaung and the Company (the "Closing Date"). On the Closing Date, the Company, or its assignee(s), shall deliver payment for the Repurchased Shares in cash and Kaung shall deliver the certificates for the Repurchased Shares, duly endorsed with payment of all stock transfer taxes, if any, and free and clear of all liens, claims or encumbrances.

                  4. Releases of Claims.

                  a. Kaung, for himself and his agents, representatives, trustees, guardians, conservators, subrogees, assigns, beneficiaries, executors, administrators, heirs and successors, does hereby voluntarily and knowingly, unconditionally and absolutely release and forever discharge the Company and its present and former principals, officers, directors, employees, shareholders, agents, partners, joint venturers, subsidiaries, affiliates, related corporations, successors and assigns, from any and all claims, complaints, contracts, liabilities, obligations, demands, debts, damages, losses, costs, expenses, attorneys' fees, rights of action and causes of action, of any kind or character whatsoever, at law or in equity, whether known or unknown, suspected or unsuspected, relating to or arising out of Kaung's employment with the Company. Excluded from this release are all claims relating to the enforcement of this Agreement and the Consulting Agreement of even date herewith between the Company and River International, Inc. (the "Consulting Agreement").

                  b. The Company, for itself and its present and former principals, officers, directors, employees, shareholders, agents, partners, joint venturers, subsidiaries, affiliates, related corporations, successors and assigns, does hereby voluntarily and knowingly, unconditionally and absolutely release and forever discharge Kaung and his agents, representatives, trustees, guardians, conservators, subrogees, assigns, beneficiaries, executors, administrators, heirs and successors, from any and all claims, complaints, contracts, liabilities, obligations, demands, debts, damages, losses, costs, expenses, attorneys' fees, rights of action and causes of action, of any kind or character whatsoever, at law or in equity, whether known or unknown, suspected or unsuspected, related to or arising out of Kaung's employment with the Company. Excluded from this release are all claims relating to the enforcement of this Agreement and the Consulting Agreement.

                  5. Proprietary and Company Materials. Within five (5) business days after a


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request from the Company, Kaung shall return to the Company all proprietary and other materials of the Company then in his possession, including, without limitation, memoranda, sales brochures, credit cards, telephone charge cards, manuals, building keys and passes, courtesy parking passes, financial information, business or marketing plans, reports, projections, software programs and data compiled with the use of those programs, tangible copies of trade secrets and confidential information, product samples, and any and all other information or property held or used by Kaung in connection with his employment with the Company.

                  6. Non-Solicitation. Kaung agrees that for a period of one (1) year from the Effective Date, he will not (i) attempt to employ or employ, (ii) attempt to assist in employing or assist in employing, (iii) attempt to recommend the employment of or recommend the employment of, or (iv) otherwise interfere with the employment of any employee of the Company while that employee is employed by the Company or during the one-year period following the termination of the employee's employment with the Company.

                  7. Confidentiality. Kaung agrees that he will not use for his own benefit or for the benefit of any third party, or directly or indirectly disclose to any third party, any confidential, proprietary or privileged information to which Kaung became privy during the period of his employment with the Company, including, without limitation, information relating to the financial condition, business, operations, or method of business of the Company or its affiliates, customer and supplier information, independent contractor information, know-how, trade-secrets, procedures, litigation or other confidential information regarding the affairs of the Company, or any of its officers, directors, stockholders, subsidiaries, affiliates, customers or suppliers, except for information which is or becomes generally available to the public or disclosed to a third party through no fault of Kaung, or as required by law.

                  8. Notices. All notices or other communications in connection with this Agreement shall be in writing and may be given by personal delivery or mailed, certified mail, return receipt requested, postage prepaid or by a nationally recognized overnight courier to the Parties at the addresses set forth below (or at such other address as one Party may specify in a notice to the other Party):

                         If to the Company: Renaissance Cosmetics, Inc.
                                            635 Madison Avenue, Fifth Floor
                                            New York, New York 10022
                                            Attention:  Group Vice President,
                                                 Corporate Development and Human
                                                 Resources

                         with a copy to:    Brownstein Hyatt Farber & Strickland
                                            410 Seventeenth Street, Suite 2200
                                            Denver, Colorado  80202
                                            Attention:  Jacquelyn Kilmer




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                         If to Kaung:       12 Pepper Ridge Road
                                            Cleveland, Ohio  44124

                  9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

                  10. Attorneys' Fees. The Parties agree that, if any action is instituted to enforce this Agreement, the Party not prevailing shall pay to the prevailing Party all costs and expenses, including reasonable attorneys' fees, incurred by such prevailing Party in connection with such action. If both Parties prevail in part in such action, the court or arbitrator(s) shall allocate the financial responsibility for such costs and expenses.

                  11. Entire Agreement; Amendments. This Agreement represents the entire agreement between the Parties with respect to the matters addressed herein and supersedes all prior negotiations, representations or agreements between the Parties, either written or oral, on the subject hereof. This Agreement may not be amended, modified, altered or rescinded except upon a written instrument designated as an amendment to this Agreement and executed by both Parties hereto.

                  12. Severability. If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part.

                  13. Counterparts; Telecopied Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which when taken together shall constitute one and the same agreement. Signatures may be exchanged by telecopy and the originals shall be exchanged by overnight mail. Each of the Parties agrees that it/he will be bound by its/his telecopied signature and that it/he accepts the telecopied signature of the other Party.

                  14. Remedies. The Parties agree that they shall have the right to exercise any and all remedies available at law or in equity to enforce this Agreement, and that such remedies shall be cumulative and non-exclusive. With respect to paragraphs 6 and 7 hereof, the Parties acknowledge that remedies at law may be inadequate and damages from a breach thereof may be irreparable, and therefore the Parties consent to specific performance or injunctive relief.




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                  The Parties have executed this Agreement as of the day and date first written above.

                                        RENAISSANCE COSMETICS, INC.

                                        By: /s/ John R. Jackson
                                           ------------------------
                                        Name:   John R. Jackson
                                        Title:  GVP


                                        /s/ Thomas T.S. Kaung
                                        ---------------------------
                                            THOMAS T.S. KAUNG




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